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                                                                     Exhibit 3.1

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                       WARRIOR ENERGY SERVICES CORPORATION
                                      INTO
                          BLACK WARRIOR WIRELINE CORP.


         Black Warrior Wireline Corp, a corporation incorporated on the 28th day of August, 1987 pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify that this Corporation owns all the capital stock of all classes of Warrior Energy Services Corporation, a corporation incorporated under the laws of the State of Delaware, and that this Corporation, by a resolution of its board of directors duly adopted at a meeting held on January 31, 2006 determined to and did merge into itself said Subsidiary which resolution is in the following words:

              WHEREAS this Corporation lawfully owns all the outstanding stock of Subsidiary, a corporation organized and existing under the laws of the State of Delaware, and

              WHEREAS this Corporation desires to merge into itself the Subsidiary and to be possessed of all the estate, property, rights, privileges and franchises of said corporation.

              NOW, THEREFORE, BE IT RESOLVED, that this Corporation merge into itself, and it does hereby merge into itself Subsidiary and assumes all of its liabilities and obligations, and

              FURTHER RESOLVED, that the corporate name of this Corporation, as the surviving corporation of the merger, shall be changed to Warrior Energy Services Corporation, as permitted by Section 253(b) of the General Corporation Law of the State of Delaware, and

              FURTHER RESOLVED, that the President or a Vice-President of this Corporation be and they hereby are directed to make and execute a Certificate of Ownership and Merger setting forth a copy of this resolution, to merge Subsidiary and assume its liabilities and obligations, and the date of adoption thereof and to change the name of this Corporation, and to file the same in the office of the Secretary of State of State of Delaware, and

              FURTHER RESOLVED, that the officers of this Corporation be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the state, which may be in anywise necessary or proper to effect said merger, and

              FURTHER RESOLVED, that the merger shall be effective upon the date of filing this Certificate of Ownership and Merger with the Secretary of State of Delaware.


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              EFFECTIVE TIME: That, pursuant to Section 103(d) of the Delaware
              General Corporation Law, this Certificate of Ownership and Merger shall not become effective until 12:01 AM Eastern Standard time on February 8, 2006.


IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by its President this 3rd day of February, 2006.


BLACK WARRIOR WIRELINE CORPORATION


By: /s/ William L. Jenkins
  -------------------------------------------
        William L. Jenkins, its President